Exhibit 99.2

Herbalife Ltd. Announces Quarterly Dividend

LOS ANGELES--(BUSINESS WIRE)--November 1, 2010--Herbalife Ltd. (NYSE: HLF) today reported that its board of directors approved a $0.25 per share dividend to shareholders of record effective November 15, 2010, payable on November 29, 2010.

The company will release its third quarter 2010 financial results after the close of trading on the NYSE today. Tomorrow, November 2, 2010 at 8 a.m. ET (5 a.m. PT), Herbalife's senior management team will host an investor conference call and its annual analyst day meeting to discuss its recent financial results and provide an update on current business trends.

The dial-in number for this presentation for domestic callers is (866) 903-5314 and (706) 634-5671 for international callers (conference ID 82534647). Live audio of the presentation will be simultaneously webcast in the investor relations section of the company's website at http://ir.herbalife.com.

An audio replay will be available following the completion of the presentation in MP3 format or by dialing (800) 642-1687 (domestic callers) or (706) 645-9291 (international callers) and entering Encore ID 66642385. The webcast of the presentation will be archived and available on Herbalife's website.

About Herbalife

Herbalife Ltd. (NYSE:HLF) is a global network marketing company that sells weight-management, nutrition, and personal care products intended to support a healthy lifestyle. Herbalife products are sold in 73 countries through a network of approximately 2.0 million independent distributors. The company supports the Herbalife Family Foundation and its Casa Herbalife program to help bring good nutrition to children. Herbalife's website contains a significant amount of information about Herbalife, including financial and other information for investors at http://ir.Herbalife.com. The company encourages investors to visit its website from time to time, as information is updated and new information is posted.

CONTACT:
Herbalife Ltd.
Media Contact:
Barbara Henderson
SVP, Worldwide Corp. Comm.
213-745-0517
or
Investor Contact:
Amy Greene
VP, Investor Relations
213-745-0474